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                                                                     EXHIBIT 2.3

                              SECOND AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Second Amendment") is entered into as of December 12, 2000, by and among Caldera Systems, Inc., a Delaware corporation including for all purposes Caldera Surviving Corporation, ("Caldera"), Caldera International, Inc., a Delaware corporation ("Newco") and The Santa Cruz Operation, Inc., a California corporation ("SCO").

                                    RECITALS

     A. On August 1, 2000, Caldera, Newco and SCO entered into an Agreement and Plan of Reorganization (the "Agreement") which all parties to the Agreement wish to amend pursuant to the terms and conditions of this Amendment.

     B.  All terms not otherwise defined herein shall have the meanings set forth in Section 13.15 of the Agreement.
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     NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

     1. Section 1.3(a)(iii)(A) of the Agreement is amended in its entirety as follows:

         (A) Each of the then outstanding SCO Options held by such employee or consultant may be cancelled and replaced with an option to purchase one share of Newco Common Stock for each two shares of SCO Common Stock ("Replacement Options") subject to an SCO Option at the Effective Time with an exercise price per share of Newco Common Stock equal to the fair market value of Newco Common Stock immediately prior to the Effective Time, rounded up to the nearest cent. The vesting schedule of employees and consultants electing the Replacement Option alternative will remain the same.

     2.    Section 1.15 is hereby added to the Agreement as follows:

     1.15  Transition Cost Sharing.  Caldera and SCO agree to share transition
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costs relating to the SCO Transaction from the date of the Agreement to the
Closing Date as set forth in the Transition Costs Memorandum attached hereto as
Exhibit 1.15.
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                           [SIGNATURE PAGE TO FOLLOW]
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to
Agreement and Plan of Reorganization as of the date first above written.

                                     THE SANTA CRUZ OPERATION, INC.
                                     a California corporation

                                     By: /s/ Steven M. Sabbath
                                        ---------------------------------------
                                         Steven M. Sabbath
                                         Senior Vice President, Law & Corporate
                                         Affairs

                                     CALDERA SYSTEMS, INC.
                                     a Delaware corporation

                                     By: /s/ Ransom H. Love
                                        ---------------------------------------
                                         Ransom Love
                                         Chief Executive Officer

                                     CALDERA, INC.
                                     a Delaware corporation

                                     By: /s/ Ransom H. Love
                                        ----------------------------------------
                                         Ransom Love
                                         Chief Executive Officer

     [SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION]

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                                  Exhibit 1.15
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                          Transition Costs Memorandum

The purpose of this Memorandum is to memorialize the agreement of The Santa Cruz Operation ("SCO") and Caldera Systems, Inc. ("Caldera") with respect to the sharing of transition costs relating to the planned acquisition by Caldera of the SCO Server and Professional Services Divisions ("Acquisition").

1.   Background.  The parties understand that, even if the Acquisition had not
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     occurred, SCO would have undergone a reduction in its workforce. The parties further understand that, if SCO had restructured to remain a standalone company, it would have terminated 150 more employees than it did in anticipation of the Acquisition, at an estimated cost to SCO of approximately $3,200,000.

     The carrying costs for these additional 150 employees are approximately $4,200,000 per quarter. As SCO would have terminated them in August, they will have been on the SCO payroll an additional four months as of December 31, 2000, at a total cost to SCO of approximately $5,600,000.

     In addition, stay-on bonuses of $600,000 have been promised to transition employees, resulting in a total cost to SCO of $6,200,000.

     Therefore, the net incremental cost being borne by SCO as a result of the Acquisition is approximately $3 million ($6,200,000 that SCO bore minus the $3,200,000 that SCO saved by not terminating the 150 employees in August).

2.   Agreement to Share Transition Costs.  After some discussion, the parties
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     have agreed to split the net incremental costs on a 50:50 basis. Caldera, therefore, agrees to pay SCO the sum of $1,500,000, which is intended to reimburse SCO for a 50 percent portion of the costs from August 2000 through December 2000.

3.   One-Time-Only Basis.  The parties agree that this cost sharing arrangement
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     is being done on a one-time-only basis and that Caldera is not agreeing to pay or share transition or termination costs that SCO may incur hereafter, regardless of how long it takes to obtain SEC and shareholder approval and to consummate the Acquisition.

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